Exhibit 10.32

FIRST AMENDEMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (“Lease Amendment”), is entered into between The Package Company, L.L.C., a Michigan limited liability company, as successor in interest to Taylor Land & Co., a Maryland general partnership (“Landlord”), and Accuride Corporation (“Tenant”).  The following statements are a material part of this Lease Amendment:

Recitals of Facts Underlying the Lease Amendment

A.            By Lease dated October 19, 1989, ( “Lease”), Landlord’s predecessors in interest  leased to Tenant the demised premises described in the Lease and attached as Exhibit A to this Lease Amendment (the “Leased Premises”), for an initial term of ten (10) years, one (1) month and twelve (12) days.

B.            Thereafter, Tenant exercised its option to renew the Lease for an additional ten (10) year term.

C.            Section 12 of the Lease states that the “Landlord shall maintain the roof, pavement, rail siding and exterior walls of the Leased Premises, including all pavement and rail siding servicing the warehouse complex.”

D.            Attached and incorporated into this Lease Amended as Exhibit B is a drawing of the Leased Premises designed to show the paved areas and retaining walls of the Leased Premises (“Pavement”), together with photographs of the Pavement taken in September, 2003.  Exhibit B shows that the Pavement and retaining walls to the Leased Premises have been in a state of disrepair.  Exhibit B also defines the locations where repair is necessary.

E.             Landlord contends that it is not responsible under the Lease for maintaining the Pavement, or that Tenant must reimburse Landlord for the cost of Landlord’s maintenance of the Pavement.  Tenant contends that Landlord is responsible under the Lease for both the actual maintenance and the cost of maintenance of the Pavement (“Dispute”).

F.             In order to resolve the Dispute and complete the repairs prior to the onset of inclement weather in 2003, Landlord and Tenant have agreed to amend the Lease as set forth in this Lease Amendment.

THEREFORE, in consideration of the mutual promises and covenants contained in this Lease Amendment, and other good and valuable consideration, the parties intending to be legally bound, agree to amend the Lease as follows:

1.               The Recitals of Facts Underlying the Lease Amendment are incorporated into this paragraph 1 by this reference.

2.               Notwithstanding any contrary provisions contained in the Lease, and except as provided in this Lease Amendment, the Landlord is solely responsible for the maintenance, repair and replacement of the roof, pavement, rail siding and exterior walls (including the retaining walls located in Area 1 depicted on Exhibit B) of the Leased Premises, including all pavement and rail siding servicing the warehouse complex, and the Landlord is responsible for all costs, fees and expenses associated with such maintenance, repair and replacement.

3.               Landlord shall, on or before October 22, 2003, commence repair and replacement of the Pavement in the areas depicted in Exhibit B, including but not limited to the retaining walls within the loading dock area depicted on Exhibit B.  With reference to Exhibit B, Landlord shall instruct its contractors that the Pavement in the area labeled Area 1 (shaded with blue rectangles) shall be excavated and replaced with an appropriate base and eight inches (8”) of industrial quality concrete (7 bag with wire mesh reinforcement).  Area 1 is approximately 2,625 square feet and has concrete retaining walls at its eastern and western edges (the “Retaining Walls”).  As part of the work in Area 1, Landlord shall instruct its contractors to remove and replace the existing retaining walls with concrete retaining walls of industrial quality (7 bag with reinforcement rod). The work in Area 1 shall commence on October 22, 2003.  The removal and replacement of the concrete in Area 1 shall be completed within two (2) to three (3) days of the commencement date, weather permitting. The period of time necessary for the concrete to cure in Area 1 (sufficient to allow Tenant to again use the loading docks in Area 1) shall be seven days after the concrete has been poured in Area 1.  That portion of Area 2 that is shaded with blue rectangles is approximately 7,590 square feet (the “Area 2 Concrete Work”).  For the Area 2 Concrete Work, Landlord’s contractors shall excavate the 7,590 square feet and replace such excavation in this portion of Area 2 with an appropriate base and eight inches (8”) of industrial quality concrete (7 bag with wire mesh reinforcement).  The Area 2 Concrete Work shall commence within six (6) days of the completion of the work in Area 1 and shall be completed within six (6) days.

Promptly after completion of the Area 2 Concrete Work, the remaining portion of Area 2 shall be excavated to the north to approximately one (1) to two (2) feet beyond where the concrete originally existed (see Exhibit A to the Lease).  This portion of Area 2 (the “Area 2 Asphalt Work”) shall be replaced with a solid base of three (3) inch stone, covered by seven (7) inches of “1 ½ inch down” stone, and covered by four (4) inches of asphalt, type 1100 L (2 inches) and 1100 T (2 inches).  Landlord shall instruct its contractors to trench and bury at such depths as the City of Taylor requires, that portion of the existing sump pump pipe that currently runs or should run from the eastern edge of Area 2 to the ditch along the eastern border of the property.

With reference to Areas 4 through 16 and Areas A and B, Landlord shall instruct its contractors to perform the same work as in the Area 2 Asphalt Work, excepting that the existing asphalt shall be pulverized instead of excavated.  All existing asphalt within Areas 4 through 16 and Areas A and B (as bounded by red lines on Exhibit B), shall be replaced and not just the deteriorated portions depicted by the circles within Areas 4 through 16 and Areas A and B.  The small portion of concrete near Area 16 shall not be removed and the asphalt installed around and about such area of concrete shall not be higher or lower than the current grade of such concrete.

Spot patching (removal of all loose asphalt to be filled in with new type 1100 L and 1100 T asphalt, and “capping” over all cracked areas of asphalt) shall be performed as necessary on all remaining areas of asphalt, including but not limited to Areas 17 through 22.

All asphalt work shall begin promptly after completion of the Area 2 Concrete Work, and shall be completed within a reasonable period of time thereafter, not to exceed one month, weather permitting.  Landlord shall use only appropriately licensed and insured contractors.  The concrete and asphalt repair and replacement described in this paragraph shall be collectively referred to as the “Work.”  Under no circumstances shall any portion of the Work interfere with Tenant’s access and operations, provided however, that Tenant acknowledges and agrees that during the Area 1 Work, Tenant shall not be able to use the loading docks within Area 1, and that during the Area 2 Concrete Work, Tenant shall not be able to use the loading docks in that portion of Area 2.  Because Tenant’s use of the loading docks in such areas will be temporarily suspended, time is strictly of the essence for the commencement and completion of the concrete Work in Areas 1 and 2.

4.               Upon completion of the Work to the reasonable satisfaction of Tenant, Tenant shall pay to Landlord Forty-Eight Thousand ($48,000.00) Dollars, in monthly installments of Two Thousand ($2,000.00) Dollars each, on the first day of each month after completion of the Work, for a total of twenty-four months.  Payment of such amounts by Tenant shall be deemed payment of amounts in settlement of the Dispute and as consideration for this Lease Amendment, and not as rent under the Lease.

5.               Notwithstanding anything in the Lease or this Lease Amendment to the contrary, three years after completion of the Work to the reasonable satisfaction of Tenant, Landlord and Tenant shall be jointly responsible for the performance and cost of all exterior maintenance associated with the Leased Premises as defined in this paragraph.  For purposes of this paragraph, “exterior maintenance” shall mean any routine maintenance and minor repairs (i.e., any maintenance or repair the total cost of which is $3,000.00 or less) to the exterior of the building and land which make up the Leased Premises, but not the performance and cost of major repairs or replacement (i.e., repairs or replacement, the total cost of which exceeds $3,000.00) to the exterior of the building and land which make up the Leased Premises.  Except as otherwise stated in this paragraph, those items which have been expressly made the responsibility of the Landlord or the Tenant under the Lease and this Lease Amendment shall remain the responsibility of the Landlord or the Tenant, as the case may be; e.g., the Landlord shall be responsible for major repairs and replacement (as defined in this paragraph) to the exterior of the building and land which make up the Leased Premises, including the roof, pavement, rail siding and exterior walls of the Leased Premises, as described in Section 12 of the Lease (and for the full cost and performance of all such exterior maintenance, repair or replacement during the initial three year period referenced in this paragraph).  In the event that Landlord shall fail to meet its obligations to maintain, repair or replace as set forth in the Lease and this Lease Amendment, Tenant shall have the right to perform such maintenance, repair or replacement, and deduct the cost (or 50% of the cost or routine maintenance or minor repairs after the initial three year period) thereof from the next month (or months) rent.

6.             The Lease, as amended by this document, is ratified and confirmed.  Except as expressly modified or amended in this Lease Amendment, all terms, conditions, and provisions of the Lease shall remain in full force and effect; provided, however, that any other provision of the Lease shall be deemed modified as necessary to give practical effect to the provisions of this Lease

Amendment.  To the extent that the terms and provisions of this Lease Amendment conflict or vary with the Lease, the terms and provisions of this Lease Amendment shall control.

7.             This Lease Amendment shall be binding upon and inure to the benefit of the Landlord and Tenant and their respective representatives, successors and assigns.

8.             This Lease Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument, provided that each party hereto is provided with a copy of this Agreement duly executed by the other.

9.             The signatory on behalf of Landlord and Tenant represent and warrant to each other and to Landlord and Tenant that they have full right, power and authority to enter into this Lease Amendment on behalf of Landlord and Tenant without the consent or approval of any other entity or person and make these representations knowing that the other party will rely thereon.

ACCORDINGLY, the parties, by their authorized representatives have signed this Lease Amendment as of the date indicated below to be effective as of October 22, 2003.

“LANDLORD”

The Package Company, L.L.C.,
a Michigan limited liability company,
as successor in interest to
Taylor Land & Co., a Maryland general partnership

By:
Charles Grenadier

Its:

Dated:

[SIGNATURE PAGE TO FOLLOW]

“TENANT”

Accuride Corporation, a Delaware corporation

By:

Its:

Dated: